                                      AGREEMENT



     Agreement made this 16th day of April, 1993, between Dimensional Investment Group Inc. (the "Fund"), a Maryland corporation, and DFA Securities Inc. ("DFA Securities"), an Illinois corporation.

     In consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

     (1) The Fund hereby authorizes DFA Securities to supervise the sale of common stock issued by the Fund pursuant to the Registration Statement filed by the Fund with the U.S. Securities and Exchange Commission on Form N-1A (SEC File No. 33-33980), as amended from time to time, during the term of this Agreement.

     (2) Sales of Fund shares shall be effected in the manner provided for in the then current prospectus of the Fund and in the account registration forms provided by the Fund to DFA Securities.

     (3) In carrying out its responsibilities under this Agreement, DFA Securities shall use its best efforts to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities comply with applicable Federal and state regulatory requirements regarding the sale of securities, and with Sections 26(f) and (g) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD").

     (4) DFA Securities will utilize its best efforts to encourage and promote the sale of Fund shares and, to this end, at its own expense may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of Fund shares. Any such material which refers to the Fund shall be approved in writing by an executive officer of the Fund prior to dissemination.

     (5) The Fund shall be responsible for, and shall bear the costs of, registration of Fund shares under applicable Federal and state securities laws. DFA Securities shall be responsible for, and shall bear the cost of, its own registration as a securities dealer under Federal and state law and of its membership in the NASD and the cost of prospectuses provided to persons who are not stockholders of the Fund.

     (6) This Agreement shall become effective on the effective date of post-effective amendment number 2 to the Registration Statement of the Fund, provided that prior to such date this

Agreement has been approved by a vote of a majority of the Directors of the Fund.

     (7) This Agreement shall terminate automatically in the event of its assignment and may be terminated by either party without penalty upon sixty days' written notice.

     (8) Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other to the party giving notice: if to the Fund, at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, and if to DFA Securities, at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

     (9) This Agreement shall be construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the Fund and DFA Securities have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.


                              DIMENSIONAL INVESTMENT GROUP INC.



                              By: /s/ David G. Booth
                                ---------------------------------



                              DFA SECURITIES INC.



Dated: April 16, 1993         By: /s/ David G. Booth
      -------------------        ---------------------------------